UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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Preliminary Proxy Statement

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Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

NEW YORK CITY REIT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

650 Fifth Avenue, 30th Floor, New York, NY 10019
T: (212) 415-6500
www.NewYorkCityREIT.com
Dear Shareholders,
As you know, New York City REIT, Inc. (“NYC” or the “Company”) delivered outstanding performance in 2021 and throughout the COVID-19 pandemic, despite immense pressure and uncertainty in the real estate market. NYC’s Board and management team has successfully navigated the pandemic as one of the top-performing REITs, generating a total return of 37%, outperforming the S&P 500 by over 6% and the Company’s direct competitor set, which comprises other New York City-focused REITs, by over 24%. Importantly, the Company remains well-positioned for long-term success and our momentum is building in the attractive New York City real estate market.
As you may have seen, activist hedge fund Comrit Investments 1, LP (“Comrit”) has launched a campaign to elect a hand-picked director nominee to NYC’s Board, who we believe will only be a proxy to advance their questionable, self-serving agenda and will only disrupt the significant progress the Company has made and will continue to make on behalf of shareholders. Furthermore, Sharon Stern, Comrit’s director nominee, is an unproven candidate who has minimal New York City real estate and public company board experience. In light of this substantial inexperience, the addition of Sharon Stern to the Board could be a significant distraction to future success and execution by NYC’s highly qualified and efficiently managed Board.
NYC POSTED STRONG OPERATIONAL PERFORMANCE IN 2021
Throughout the COVID-19 pandemic in 2020 and 2021, NYC’s Board, including Elizabeth Tuppeny (Lead Independent Director and the Board’s nominee for re-election), together with the Company’s management team, executed on several value generating initiatives, advancing the Company’s mission. The result of these efforts was significantly improved financial performance in 2021 with respect to several key metrics, including total return, new leases executed, and cash rent collection, among others.
Impactful Leasing Activity
In 2021, NYC completed 17 new leases totaling over 200,000 square feet and $7.4 million of annualized straight-line rent, compared to 13 leases and 78,000 square feet in 2020. It also executed three lease renewals, including a five-year lease extension that increased the annualized straight-line rent from the tenant by $300,000.
Successful Navigation Through COVID-19
From the fourth quarter of 2020 through the fourth quarter of 2021, NYC increased the original cash rent collection rates of its portfolio from 82% to 96%, an incredible feat given the impact the COVID-19 pandemic had on New York City during this time. Additionally, NYC collected all of the deferred rent due in the second half of 2021 that was subject to an approved agreement.
The NYC team was able to drive such high rent collection by diligently and proactively communicating with tenants to help them mitigate adverse economic impacts of the pandemic and find solutions during a particularly challenging time. Employing this strategy not only helped NYC drive outsized returns relative to peers, but also enabled the Company to continue to build strong relationships with its tenants that will serve the Company well in the future.
Proactive Asset and Property Management
During the year, NYC effectively managed the continued impact of the pandemic on its properties with results that other REITS were unable to achieve in comparable situations. After Knotel, a former top 10 tenant, filed for bankruptcy and terminated all of its leased space, NYC managed to replace 69% of the total space and 64% of the annualized straight-line rent with creditworthy, rent paying tenants.
In addition, in the fourth quarter of 2021, NYC executed a termination agreement with Icon Parking and Quik Park, two non-compliant tenants, and immediately backfilled the space with City Parking, which began paying the new original cash rent due under the license agreement. As a result of this proactive strategy, NYC was able to continue to generate meaningful revenue for its stockholders.
NYC GENERATED SIGNIFICANT VALUE FOR SHAREHOLDERS IN 2021 AND MOMENTUM IS BUILDING FOR THE FUTURE
NYC is as excited about the future as it has ever been and sees many value-generating opportunities ahead as COVID-19 mandates in New York City are lifted and pre-pandemic lifestyles and business activity resume.
In 2022, NYC has continued to generate shareholder value by:
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Expecting to increase annualized straight-line rent by $800,000 and portfolio occupancy to 84% consistent with our prior disclosure;

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Executing two new leases and two renewal and expansion leases — totaling over 24,000 SF — in the first quarter alone;  and

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Continued appreciation of NYC’s share price in the first months of the year(1).

The management team and Board of NYC strongly believe in the importance of aligning our interests with those of all shareholders, and we have continually been acquirors of the Company’s shares. Given NYC’s recent strong performance and exciting prospects coming out of the pandemic, we have been particularly acquisitive.
In January, we announced that the independent directors on our Board had purchased a total of 19,660 shares using their own funds, bringing their total ownership to 57,370 shares at the time. Elizabeth Tuppeny, was the largest acquiror of the group, investing over $100,000 of her own capital (9,200 shares). Since that time, Ms. Tuppeny has continued to acquire NYC shares and now owns more than 25,000 shares.
TO CONTINUE THE POSITIVE, SHAREHOLDER-FOCUSED GROWTH STRATEGY NYC HAS BEEN EXECUTING, VOTE THE GOLD PROXY CARD IN SUPPORT OF NYC’S INCUMBENT DIRECTOR, ELIZABETH TUPPENY, WHO HAS A TRACK RECORD OF CREATING MEANINGFUL AND LASTING SHAREHOLDER VALUE
Together, we can continue to grow NYC REIT and the value of your investment.
Sincerely,
Michael Weil, Chief Executive Officer

Your Vote Is Important, No Matter How Many or How Few Shares You Own!
Please vote today by telephone, via the Internet or by signing, dating and returning the enclosed GOLD proxy card. Simply follow the easy instructions on the GOLD proxy card.
If you have questions about how to vote your shares, please contact:
INNISFREE M&A INCORPORATED Shareholders May Call Toll-free: (877) 750-8197 Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:
Please simply discard any WHITE proxy card that you may receive from Comrit. Returning a WHITE proxy card — even if you “withhold” on the Comrit’s nominees — will revoke any vote you had previously submitted on NYC REIT’s
GOLD proxy card.

(1)
Based on closing price of NYC’s common stock from January 3, 2022 – May 5, 2022.